Document Number: 354508

SUBADVISORY AGREEMENT

Agreement made as of the 7th day of March , 2018 by and between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”), and Arrowstreet Capital, Limited Partnership, a Massachusetts limited partnership (“Subadviser”).

WHEREAS, the Fund listed in Schedule A is a series of an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, Investment Manager entered into a Management Agreement (the “Advisory Agreement”) with the Fund pursuant to which Investment Manager provides investment advisory services to the Fund.

WHEREAS, Investment Manager and the Fund each desire to retain Subadviser to provide investment advisory services to the Fund, and Subadviser is willing to render such investment advisory services.

WHEREAS, the effective date of this Agreement is May 14, 2018.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Subadviser’s Duties.

(a)	Portfolio Management. Subject to supervision by Investment Manager and the Fund’s Board of Directors/Trustees (the “Board”), Subadviser shall manage the investment operations and the composition of that portion of the assets of the Fund which is allocated to Subadviser from time to time by Investment Manager (which portion may include any or all of the Fund’s assets), including the purchase, retention, and disposition thereof, in accordance with the Fund’s investment objectives, policies, and restrictions, and subject to the following understandings:

(i)

Investment Decisions. Subadviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to that portion of the Fund allocated to it by Investment Manager, and what portion of such assets will be invested or held uninvested as cash. Subadviser is prohibited from consulting with any other subadviser of the Fund concerning transactions of the Fund in securities or other assets. Subadviser will not be responsible for voting proxies issued by companies held in the Fund although Investment Manager may consult with Subadviser from time to time regarding the voting of proxies of securities owned by the Fund. Subadviser will not be responsible for identifying, assessing or participating in legal claims (e.g., filing claims in class action settlements) related to securities currently or previously held by that

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portion of the Fund allocated to it by Investment Manager, although Investment Manager may consult with Subadviser from time to time regarding the filing of claims in class action settlements.

(ii)	Investment Limits. Subject to Section 3, in the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in the (a) Fund’s prospectus (“Prospectus”) and the Fund’s Statement of Additional Information (“SAI”); (b) written instructions and directions of Investment Manager and of the Board; and (c) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), as applicable to the Fund, and all other applicable federal and state laws and regulations. Investment Manager agrees to give Subadviser prompt written notice if Investment Manager believes any recommendations, advice or investments to be in violation of (a), (b) or (c) above.

(iii)	Portfolio Transactions.

(A)

Trading. With respect to the securities and other investments to be purchased or sold for the Fund, Subadviser shall place orders with or through such persons, brokers, dealers, counterparties, futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Investment Manager or Subadviser) or other financial institutions (collectively, “Brokers”) selected by Subadviser; provided, however, that such orders shall be consistent with Subadviser’s brokerage policy; conform with federal securities laws; and be consistent with seeking best execution. The Subadviser may consider the research, investment information, and other services provided by, and the financial responsibility of, Brokers who may effect, or be a party to, any such transaction or other transactions to which Subadviser’s other clients may be a party in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended. To the extent permitted by law, and consistent with its obligation to seek best execution, Subadviser may execute transactions or pay a Broker a commission, spread or markup in excess of that which another broker-dealer might have charged for executing a transaction provided that Subadviser determines, in good faith, that the execution is appropriate or the commission, spread or markup is reasonable in relation to the value of the brokerage and/or research services provided, viewed in terms of either that particular transaction or Subadviser’s overall responsibilities with respect to the Fund and other clients for which it exercises investment discretion. Notwithstanding anything herein to the contrary, to the extent Subadviser is directed by Investment Manager to use a particular broker or brokers to borrow securities to cover securities

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sold short, Subadviser shall have no responsibility for setting the rate charged to borrow a security or otherwise ensuring that the rate charged by such broker to borrow a security is favorable.

(B)	Aggregation of Trades. Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other investments to be sold or purchased for the Fund as well as other clients of Subadviser in order to seek best execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadviser in a manner Subadviser considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(C)	Subadviser will not arrange purchases or sales of securities or other investments between the Fund and other accounts advised by Subadviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 of the 1940 Act) and the Fund’s policies and procedures as provided in writing to Subadviser along with any amendments, and (b) Subadviser determines the purchase or sale is in the best interests of the Fund.

(D)

Derivatives and Corporate Authority. Subadviser is authorized on behalf of the Fund, consistent with the investment discretion delegated to Subadviser herein, and is hereby appointed as the Fund’s agent and attorney in fact with authority to: (i) enter into, subject to the review of legal counsel for the Investment Manager prior to Subadviser’s execution thereof, agreements and execute any documents on behalf of the Fund (e.g., any derivatives documentation such as exchange traded and over-the-counter transaction documentation, as applicable) required with respect to any investments made for the Fund (such documentation includes but is not limited to any market and/or industry standard documentation and the standard representations contained therein); (ii) enter into any corporate action documentation such as subscription agreements, representation letters, election forms, etc.; (iii) acknowledge the receipt of Brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures; and (iv) open, continue and terminate brokerage accounts and other brokerage arrangements with respect to the portfolio transactions entered into by Subadviser on behalf of the Fund. Subadviser further shall have the authority to instruct the custodian to: (i) pay cash for securities and other property delivered for the Fund; (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the

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Fund; and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent permitted by the 1940 Act and the rules and regulations thereunder and necessary to meet the obligations of the Fund with respect to any investments made in accordance with the Prospectus and SAI. Subadviser shall not have the authority to cause the Investment Manager to deliver securities or other property, or pay cash, to Subadviser other than payment of the management fee provided for in this Agreement.

(iv)	Records and Reports. Subadviser (a) shall maintain such books and records for such time periods as are required of an SEC-registered investment adviser to an investment company registered under the 1940 Act, (b) shall render to the Board such periodic and special reports as the Board (or a Committee thereof) or Investment Manager may reasonably request in writing, and (c) shall meet with any persons at the request of Investment Manager or the Board for the purpose of reviewing Subadviser’s performance under this Agreement at reasonable times and upon reasonable advance notice.

(v)	Transaction Reports. Subadviser shall provide Investment Manager a daily trade file with information relating to all transactions concerning the allocated portion of the Fund’s assets for which Subadviser is responsible and shall provide Investment Manager with such other information regarding the Fund upon Investment Manager’s reasonable request. Subadviser shall affirm or send a trade file of these transactions as instruction to the custodian of the Fund.

(b)

Compliance Program and Ongoing Certification(s). As reasonably requested, Subadviser shall timely provide to Investment Manager (i) information and commentary for the Fund’s annual and semi-annual reports, in a format approved by Investment Manager, and shall (a) certify that such information and commentary does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, in a format reasonably requested by Investment Manager, as it may be amended from time to time, and (b) provide (i) additional certifications related to Subadviser’s management of the Fund in order to support the Fund’s filings on Form N-CSR and Form N-Q, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 of the 1940 Act, thereon; in a format reasonably requested by Investment Manager, as it may be amended from time to time; (ii) a quarterly sub-certification with respect to compliance matters related to Subadviser and Subadviser’s management of the Fund, in a format reasonably requested by Investment Manager, as it may be amended from time to time; (iii) an annual certification from Subadviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 of the Investment Advisers Act of 1940 (the “Advisers Act”), or his or her designee with respect to the design and operation of Subadviser’s compliance

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program, in a format reasonably requested by Investment Manager, as it may be amended from time to time; and (iv) from time to time Subadviser shall provide such certifications to assist Investment Manager in fulfilling Investment Manager’s obligations under Rule 38a-1 of the 1940 Act, as are reasonably requested by the Fund or Investment Manager. In addition, Subadviser will, from time to time, provide a written summary assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to Investment Manager to enable the Fund to fulfill its obligations under Rule 38a-1 of the 1940 Act.

(c)	Maintenance of Records. Subadviser shall timely furnish to Investment Manager all information relating to Subadviser’s services hereunder which Subadviser is required by law or regulation to keep and which are needed by Investment Manager to maintain the books and records of the Fund required under the 1940 Act. Subadviser agrees that all records which it maintains for the Fund are the property of the Fund (but remain subject to the confidentiality and use restrictions set forth in this Agreement) and Subadviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d)	Insurance and Code of Ethics. Subadviser will provide the Fund with reasonable evidence that, with respect to its activities on behalf of the Fund, Subadviser is maintaining (i) adequate errors and omissions insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

(e)

Confidentiality. Each of the parties hereto agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information (“Confidential Information”), but no less than reasonable care, to protect the Confidential Information of the other party. As used herein, Confidential Information, means all information pertaining to this Agreement and the management of the Fund that an investment professional would reasonably consider to be confidential and specifically includes “Fund Portfolio Information” which refers to (i) the Fund portfolio holdings and characteristics, trade data, performance data, and investment activities (including data relating to the Subadviser’s investment process, investment models and portfolio analysis) of the portion of the Fund allocated to Subadviser that Subadviser manages under the terms of this Agreement as well as monthly, quarterly and/or annual reports and statements provided by Subadviser to Investment Manager and/or the Fund from time to time, and (ii) any copies of any agreements between the Investment Manager and its various counterparties and all the terms and provisions contained therein, which the Investment Manager (which term shall include the Investment Manager’s directors, officers, employees, agents, advisors, proposed financing sources, attorneys and accountants) may furnish, disclose or reveal to Subadviser (which term shall include Subadviser’s directors, officers, employees, agents, advisors, proposed financing sources, attorneys and accountants). Each party hereby agrees to restrict access to the other party’s Confidential Information to its employees having a need to know and each such employee may only use it for the purpose of providing services under this Agreement.

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Document Number: 354508

The foregoing shall not prevent a party from disclosing Confidential Information (1) that is publicly known or becomes publicly known through no unauthorized act; (2) that is rightfully received from a third party without obligation of confidentiality; (3)(a) that, in the case of Investment Manager’s Confidential Information, is approved in writing by Investment Manager for disclosure, (3)(b) that, in the case of Subadviser’s Confidential Information, is approved in writing by Subadviser for disclosure; (4) that is required to be disclosed in the course of a regulatory examination or that is required to be disclosed pursuant to a requirement of a governmental or regulatory agency or law, so long as the non-disclosing party provides (to the extent permitted under applicable law) the disclosing party (i.e., the party whose Confidential Information would be disclosed) with prompt written notice of such requirement prior to any such disclosure; however, Subadviser is not required to provide such notice if information is provided on an aggregate basis without specific attribution to the Fund; (5) to wholly-owned affiliates that have a reason to know such information to provide services under this Agreement; (6) to the custodian of the Fund; (7) to Brokers that are counterparties for trades for the Fund; (8) to futures commission merchants executing or clearing transactions in connection with the Fund, if applicable; and (9) to third party service providers so long as such disclosure is subject to substantially similar confidentiality and use agreements or duties. Notwithstanding the foregoing, to the extent Fund Portfolio Information is similar to investments for other clients of Subadviser, Subadviser may disclose such investments without direct reference to the Fund.

Investment Manager agrees that Subadviser may identify Investment Manager or the Fund by name in Subadviser’s current client list. Such list may be used with third parties.

The parties agree that the Subadviser may (on an anonymous basis) use its investment experience from this mandate and disclose such data in marketing materials, composite presentations or other reporting (such as the performance and other characteristics of the portfolio and investments being managed for the Fund), whether aggregated with other clients or on a standalone basis (e.g. composite presentations, portfolio holdings listings and analytics).

Neither the Investment Manager nor the Fund may provide information to a third party who either of them reasonably believes may attempt to reverse engineer or otherwise replicate the strategy employed by the Subadviser with respect to the Fund.

(f)	Cooperation. As reasonably requested by Investment Manager or the Board and in accordance with the scope of Subadviser’s obligations and responsibilities contained in this Agreement, Subadviser will cooperate with, and provide reasonable informational assistance to, Investment Manager or the Fund as needed in order for Investment Manager and the Fund to comply with applicable laws, rules and regulations, including, but not limited to, compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder.

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(g)	Pricing. The Subadviser does not serve as pricing or valuation agent for the Fund and is not responsible for, and will have no liability in respect of, determining the market value of any asset in the Fund.

2.	Investment Manager’s Duties. Investment Manager shall continue to have responsibility for all other services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review Subadviser’s performance of its duties under this Agreement. Investment Manager shall also retain direct portfolio management responsibility with respect to any assets of the Fund which are not allocated by it to the portfolio management of Subadviser as provided in paragraph 1(a) hereof or to any other subadviser. Investment Manager will periodically provide to Subadviser a list of the affiliates of Investment Manager or the Fund to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies (with security identifiers) that issue securities in which the Fund may not invest, together with ticker symbols for all such companies, and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by Subadviser. Neither Subadviser nor any of its directors, officers, partners, principals, employees or agents shall have responsibility whatsoever for, and shall incur no liability on account of (i) diversification, selection or establishment of such investment objectives, policies and restrictions of the Fund, (ii) advice on, or management of, any assets for the Fund other than the assets for which Investment Manager has delegated investment discretion to Subadviser, (iii) filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund, (iv) registration of the Fund with any government or agency, (v) administration of the plans and trusts investing in the Fund, or (vi) overall Fund compliance with requirements of the 1940 Act and Subchapter M of the Code, relating to percentage limitations applicable to the Fund’s assets or any other compliance matter that would require knowledge of the Fund’s holdings other than the assets subject to this Agreement.

3.	Documents Provided to Subadviser. Investment Manager has delivered or will deliver to Subadviser current copies and supplements thereto of each of the Prospectus and SAI pertaining to the Fund and any Fund policy to be made applicable to the Sub-Adviser hereunder in connection with the management of the Fund. The Investment Manager will, on an ongoing basis and with reasonable advance notice, advise Subadviser in writing of each change in the policies and procedures, investment policies and restrictions of the Fund affecting the Subadviser before they become effective and will promptly deliver to Subadviser all future amendments and supplements to the Prospectus and SAI and the other policies referred to above.

If the Investment Manager or the Board notifies the Subadviser of any change in the Subadviser’s rights, obligations or duties hereunder (e.g., through a formal instruction, new or amended investment policies, or a change in applicable law affecting the Fund) the Subadviser shall have a reasonable time to comply with the same. If the Subadviser reasonably determines such change is contrary to the terms of this Agreement, applicable law, internal policy or procedures of the Subadviser, or would otherwise expose the Subadviser to liability, the Subadviser shall promptly notify the Investment Manager of

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such determination and the Subadviser and the Investment Manager shall each use commercially reasonable efforts to implement such change in a mutually acceptable manner. Except as required by law or regulation, no such change shall be effective without mutual agreement of the parties.

4.	Compensation of Subadviser. For the services provided and the expenses assumed pursuant to this Agreement, Investment Manager will pay to Subadviser, effective from the date of this Agreement, a fee which shall be determined daily and paid monthly, on or before the last business day of the next succeeding calendar month, at the annual rates set forth in the attached Schedule A which Schedule can be modified from time to time upon mutual agreement of the parties to reflect changes in annual rates, subject to appropriate approvals required by the 1940 Act, if any. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such portion of the month bears to the full month in which such effectiveness or termination occurs.

5.	Expenses. Subject to Section 4, Subadviser shall bear all expenses incurred by it and its staff with respect to its activities in connection with the performance of Subadviser’s services under this Agreement, including but not limited to salaries, overhead, travel, preparation of Board materials, review of marketing materials relating to Subadviser or other information provided by Subadviser to Investment Manager and/or the Fund’s distributor, and marketing support. Subadviser agrees to pay to Investment Manager the cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing) of the supplement, if the Subadviser makes any changes that counsel to the Fund reasonably deems to require disclosure in the prospectus or any required regulatory documents that may be caused by changes to its structure or ownership, to investment personnel, to investment style or management, or otherwise (“Changes”), and at the time of notification to the Fund or Investment Manager by the Subadviser of such Changes, the Fund is not generating a supplement for other purposes or the Fund or the Investment Manager does not wish to add such Changes to a pending supplement (acting reasonably). In the event two or more subadvisers, if applicable, each require a supplement simultaneously, the expense (other than the costs of printing and mailing) of a combined supplement will be shared pro rata with such other subadviser(s) based upon the number of pages required by each such subadviser, and each such subadviser shall pay its pro rata share of printing and mailing costs and expenses based upon the number of supplements required to be printed and mailed. All other expenses not specifically assumed by Subadviser hereunder or by Investment Manager under the Advisory Agreement are borne by the applicable Fund.

In the event that there is a proposed change in control of Subadviser that would act to terminate this Agreement, if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Fund to be required by the 1940 Act or any rule or regulation thereunder, Subadviser agrees to assume all reasonable costs associated with soliciting shareholders of the appropriate Fund(s), to approve continuation of this Agreement. Such expenses include the reasonable costs of preparation, filing and mailing of a proxy statement, and of soliciting proxies.

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Document Number: 354508

In the event that such proposed change in control of Subadviser shall occur and the Fund is operating under an exemptive order issued by the SEC to Investment Manager with respect to the appointment of subadvisers absent shareholder approval, Subadviser agrees to assume all reasonable costs and expenses (including the costs of preparation, mailing and filing) associated with the preparation of an information statement, required by the exemptive order containing all information that would be included in a proxy statement.

6.	Representations of Subadviser. Subadviser represents and warrants as follows:

(a)	Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) based solely on (x) a review of a list of affiliates provided by the Investment Manager and (y) information known to the Subadviser and not known to the Investmnet Manager, is not an affiliated person of the Investment Manager or of the Fund within the meaning of Section 2(a)(3) of the 1940 Act (other than by virtue of serving as a Subadviser to the Fund); (iii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iv) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (v) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to Investment Manager; (vi) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency applicable to it necessary to be met in order to perform the services contemplated by this Agreement; (vii) has the authority to enter into and perform the services contemplated by this Agreement; and (viii) will promptly notify Investment Manager (1) in the event that Subadviser becomes an affiliated person of the Investment Manager or of the Fund within the meaning of Section 2(a)(3) of the 1940 Act based solely on a list of affiliates provided by the Investment Manager; (2) of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act, (3) in the event the Securities and Exchange Commission (the “SEC”) or other governmental authority has: censured Subadviser; placed limitations upon the activities, functions or operations of Subadviser; or to Subadviser’s knowledge has commenced proceedings or an investigation that reasonably may result in any of these actions, and (4) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code and (5) of any material fact known to Subadviser respecting or relating to Subadviser that is not contained in the Prospectus, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement relating to Subadviser contained therein that becomes untrue in any material respect.

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(b)	Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Investment Manager with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadviser shall certify to Investment Manager that there has been no material violation of Subadviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. To the extent Subadviser has approved any material changes to its code of ethics, such revised code together with an explanation of such amendments shall be promptly (but in no event later than 60 days) provided to Investment Manager.

(c)	Subadviser has provided, and Investment Manager has received, a copy of the Subadviser’s Form ADV Part 2A, and promptly will furnish a copy of any amendments to such document to Investment Manager (at least annually).

(d)	Subadviser will promptly notify Investment Manager of any changes in the key personnel (defined as any named portfolio manager(s) responsible for the Fund, investment partner, Chief Executive Officer and Chief Investment Officer) or if there is otherwise an actual change in control of Subadviser under the Advisers Act.

7.	Representations of Investment Manager. Investment Manager represents and warrants as follows:

(a)	Investment Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to the Subadviser; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify Subadviser (1) of the occurrence of any event that would disqualify Investment Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, (2) in the event the SEC or other governmental authority has: censured Investment Manager; placed limitations upon its activities, functions or operations; or has commenced proceedings or an investigation that may result in any of these actions or (3) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

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(b)	Investment Manager agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser; provided that Investment Manager shall not be required to obtain Subadviser’s prior written consent to make factual statements regarding the fact that Subadviser serves as subadviser to the Fund, in responding to requests for information from shareholders, prospective shareholders, in disclosures required by law or in responding to regulatory inquiries, subject in all cases to the confidentiality restrictions set forth in this Agreement.

(c)	The Fund is and will continue to be the owner of all assets for which Investment Manager delegates investment discretion to Subadviser from time to time, and there are and will continue to be no restrictions on the pledge, hypothecation, transfer, sale or public distribution of such assets.

(d)	Investment Manager is establishing and will be maintaining the Fund’s account with Subadviser solely for the purpose of investing the relevant assets and not with a view to obtaining information regarding portfolio holdings or investment decisions or strategies in order to effect securities transactions based upon such information or to provide such information to another party, and that Investment Manager and its employees, officers and directors shall not use account holdings information for any of the foregoing purposes.

(e)	The Board has approved the appointment of Subadviser pursuant to this Agreement.

(f)	The Fund is (1) an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended; (2) a “qualified purchaser” as defined in Section 2(51) of the 1940 Act; (3) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended; and (4) a “qualified eligible person” as defined in Rule 4.7 under the Commodity Exchange Act, as amended (and consents to the portfolio being treated as an exempt account under CFTC Rule 4.7).

8.	Liability and Indemnification.

(a)

Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser, any of its affiliates and any of the officers, partners, or employees thereof shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Fund, Investment Manager, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the Securities Act of 1933, as amended (the “1933 Act”)) (collectively, “Fund and Investment Manager Indemnitees”) as a result of any error of judgment or mistake of law by Subadviser with respect to the Fund or any act or omission by Subadviser in good faith in accordance with specific directions or instructions from Investment

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Manager or the officers or Board of the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless the Fund and Investment Manager Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Fund and Investment Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or negligence in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact regarding Subadviser known to Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Investment Manager or the Fund by Subadviser Indemnitees (as defined below) for use therein; provided, however, that Subadviser has had a reasonable opportunity to review, in advance of any filing or use thereof, information regarding Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund as set forth in section 11; or (iii) any violation of federal or state statutes or regulations by Subadviser relating to the management of the portfolio. It is further understood and agreed that Subadviser may rely upon information furnished to it by Investment Manager that it reasonably believes to be accurate and reliable. Subadviser shall be liable for any loss incurred by the Fund, the Investment Manager or their respective affiliates to the extent such losses arise out of any act or omission directly attributable to Subadviser which results directly or indirectly in an error in the net asset value of the Fund. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which Investment Manager may have under any securities laws. Neither Subadviser nor any Subadviser Indemnitees (as defined below) shall be liable for any loss or damage arising or resulting from the acts or omissions of the custodian of the Fund, any Broker or any other third party with or through whom Subadviser arranges or enters into a transaction in respect of the Fund, except to the extent that Subadviser or its affiliate instructed such Broker or third party to take such action or omission and such action or omission constitutes willful misconduct, bad faith, reckless disregard, or negligence of Subadviser. Investment Manager understands and acknowledges that Subadviser does not warrant that the portion of the assets of the Fund managed by Subadviser will achieve any particular rate of return or that its performance will match any benchmark index or other standard or objective and no representation is made that the Fund portfolio will be profitable or that losses will be avoided, and that past performance is not necessarily indicative of future results.

(b)

Except as may otherwise be provided by the 1940 Act or any other federal securities law, Investment Manager and the Fund shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or

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suffered by Subadviser or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Subadviser Indemnitees”) as a result of any error of judgment or mistake of law by Investment Manager with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Investment Manager for, and Investment Manager shall indemnify and hold harmless Subadviser Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or negligence of Investment Manager in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to Investment Manager which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned Subadviser and was made in reliance upon written information furnished to Investment Manager or the Fund by a Subadviser Indemnitee for use therein, (iii) any violation of federal or state statutes or regulations by Investment Manager or the Fund, (iv) any action or omission of any other subadviser to the Fund.

(c)

After receipt by Investment Manager or Subadviser, its affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (a) or (b) above (“Indemnified Party”) of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section (“Indemnifying Party”), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that the omission results in damages to the Indemnifying Party caused solely as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its prior written consent, which consent shall not be unreasonably withheld, but if settled with such

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consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

9.	Duration and Termination.

(a)	Unless sooner terminated as provided herein, this Agreement shall continue for two years from the date written above. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

(b)	Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days’ written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by Investment Manager (i) upon 60 days’ written notice to Subadviser; (ii) upon material breach by Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Investment Manager, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that could adversely affect the Fund. Subadviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to Investment Manager; or (2) upon material breach by Investment Manager of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement.

(c)	In the event of termination of the Agreement, those paragraphs of the Agreement which govern conduct of the parties’ future interactions with respect to Subadviser having provided investment management services to the Fund(s) for the duration of the Agreement, including, but not limited to, paragraphs 1(a)(iv)(a), 1(c), 1(d), 1(e), 1(f), 8(a), 8(b), 8(c), 15, 17, 18, 20 and 21 shall survive such termination of the Agreement.

10.

Subadviser’s Services Are Not Exclusive. Nothing in this Agreement shall limit or restrict the right of Subadviser or any of its affiliates, partners, officers, or employees to engage in any other business or to devote his or her time and attention to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser’s right to engage in any other business or to render services of any

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kind to any other client (including Subadviser’s sponsored funds and/or vehicles), account, corporation, firm, individual, or association or other entity, and, except as otherwise contemplated by this Agreement, any engagement therein shall not be deemed to violate or give rise to any duty or obligation to Investment Manager, the Fund, or the Board of the Fund. Subadviser acts as adviser to other clients and may, subject to compliance with its fiduciary obligations, give advice, and take action, with respect to any of those which may differ from the advice given, or the timing or nature of action taken, with respect to the Fund, even though the investment objectives may be the same or similar. Subject to its fiduciary obligation to the Fund, Subadviser shall have no obligation to purchase or sell for the Fund, or to recommend for purchase or sale by the Fund, any security which Subadviser, its principals, affiliates or employees may purchase or sell for themselves or for any other clients.

11.	References to Subadviser. Subadviser hereby grants to Investment Manager during the term of this Agreement, the right to use Subadviser’s name as required for public filings and marketing materials in accordance with the terms described herein. Investment Manager agrees to furnish to Subadviser at its principal office all prospectuses, SAI’s, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, that refer to Subadviser prior to the use thereof, and not to use such material if Subadviser reasonably objects in writing five (5) business days (or such other time as may be mutually agreed upon) after receipt thereof. Such materials may be furnished to Subadviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery.

Upon knowledge of termination of this Agreement for any reason, Investment Manager shall (i) take all necessary action to cease and cause the Fund to cease all use of Subadviser’s name, and (ii) take all necessary action to cause the Fund’s Prospectus, SAI, marketing materials and any other relevant documentation to be amended to accomplish a change of name and to reflect that the Subadviser no longer serves as subadviser to the Fund.

12.	Notices. Any notice, statement, consent or approval required or permitted to be given in connection with this Agreement (“Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by post, by courier service or other personal method of delivery), or if transmitted by facsimile or other electronic means of communication:

In the case of Subadviser:

Arrowstreet Capital, Limited Partnership

200 Clarendon Street, 30th Floor

Boston, MA 02116

Attn: Legal Department

Email: legal@arrowstreetcapital.com

Fax: 617-919-0001

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In the case of Investment Manager:

Paul Mikelson

Vice President, Subadvised Strategies

Columbia Threadneedle Investments

707 2nd Ave. S, Routing: H17 435

Minneapolis, MN 55402

Tel: (612) 671-4452

Fax: (612) 671-0618

with a copy to:

Christopher O. Petersen

Vice President and Lead Chief Counsel

Ameriprise Financial, Inc.

5228 Ameriprise Financial Center, Routing: 27/5228

Minneapolis, MN 55474

Tel: (612) 671-4321

Fax: (612) 671-2680

Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on any day that is not a Saturday, Sunday, or statutory holiday in the jurisdiction where the Notice is received (“Business Day”) prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

Any party may, from time to time, change its address by giving Notice to the other party in accordance with the provisions of this section.

13.	Amendments. This Agreement may be amended by mutual written consent, subject to approval by the Board and the Fund’s shareholders to the extent required by the 1940 Act.

14.	Assignment. No assignment (as defined in the 1940 Act, as amended) of this Agreement shall be made by Investment Manager or Subadviser without the prior written consent of the Fund, and, if required by law, the Fund’s shareholders, and Investment Manager or Subadviser (as applicable). Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the partners, portfolio managers, directors, officers, or employees of Investment Manager or Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

15.	Governing Law. This Agreement, and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9(c),

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shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the Commonwealth of Massachusetts, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control. The Investment Manager and Subadviser hereby consent to the jurisdiction of a state or federal court situated in the Commonwealth of Massachusetts in connection with any dispute arising hereunder. Any action or dispute between the Investment Manager and the Subadviser arising out of this Agreement shall be brought exclusively in the state or federal courts of the Commonwealth of Massachusetts. The Investment Manager and Subadviser hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which either party may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum.

16.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the Confidentiality Agreement dated February 22, 2018, between the parties shall remain in full force and effect with respect to the subject matter thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

17.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9(c), shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18.	Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

19.	Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

20.	Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

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21.	No Third-Party Beneficiaries. The Fund is intended to be a third party beneficiary of this Agreement. For the avoidance of doubt, and without in any way implying that there are any other third-party beneficiaries to the Agreement or any other agreement with respect to the Trust or any of its series, no person other than the Investment Manager and the Subadviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement (with the exception of the Fund), and there are no other third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any other person (including without limitation any shareholder of any Fund) any direct, indirect, derivative, or other rights against the Investment Manager or Subadviser, or (ii) create or give rise to any duty or obligation on the part of the Investment Manager or Subadviser (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

22.	Anti-Money Laundering. The Investment Manager represents that it has internal procedures reasonably designed to prevent money laundering activities under applicable law. The Investment Manager further represents that neither it nor the Fund is:

(a)	a person or entity whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, or (ii) a foreign shell bank (a bank without a physical presence in any country);

(b)	a senior foreign political figure (as defined below), or any immediate family member or close associate of a senior foreign political figure; and

(c)	a person or entity whose assets were derived from illegal activities.

A “senior foreign political figure” is a senior official in the executive, legislative, administrative, military, or judicial branches of a non-U.S. government (whether elected or not), a senior official of a major non-U.S. political party, or a senior executive of a non-U.S. government-owned corporation. In addition, a senior foreign political figure includes any corporation, business, or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

23.

Ownership and Custody Matters. Ownership and custody of the assets in the portfolio shall remain with the Fund and the Subadviser will not have custody of any assets of the Fund for purposes of the Advisers Act. Notwithstanding any provision of this Agreement to the contrary, (i) the authority of the Subadviser under this Agreement to provide instructions to the custodian shall be limited solely to the instructions with respect to settling transactions, and (ii) the Subadviser shall have no authority hereunder to take possession of any assets of the Account or to direct delivery of any assets or payment of any funds held in the portfolio to itself. The Subadviser shall not have the right to have

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securities or assets in the portfolio held or registered in its own name or in the name of its nominee, nor shall the Subadviser in any manner acquire or become possessed of any income or proceeds distributable by reason of selling, holding or controlling any of the assets in the portfolio. Further, the Investment Manager represents that the custody contract with the Fund does not allow the Manager to withdraw client funds or securities maintained with the custodian (with the exception of the instructions to the custodian from the Subadviser contemplated by this Agreement).

The Subadvisor is not responsible for the collection of income, reclamation of withheld taxes, physical acquisition, or the safekeeping of the assets in the Account.

The Subadvisor may use the foreign currency exchange services of the custodian to execute foreign exchange transactions for the Account (e.g., cash sweeps, securities settlements, restricted currencies and cash management). As discussed with Investment Manager, in such cases the custodian is responsible to the Fund for the quality of such execution.

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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC	Arrowstreet Capital, Limited Partnership
	By:	Arrowstreet Capital GP LLC, its General Partner
	By:	Arrowstreet Capital Holding LLC, its Sole Member

By:	/s/ David Weiss	By:	/s/ Anthony W. Ryan
	Signature		Signature

Name:	David Weiss	Name:	Anthony W. Ryan
	Printed		Printed

Title:	Assistant Secretary	Title:	President and Chief Executive Officer

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SUBADVISORY AGREEMENT

SCHEDULE A

[REDACTED DATA]

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